Exhibit 99.1

April 30, 2025	For More Information Contact:
For Immediate Release	Janet Verneuille, SEVP and CFO
(516) 671-4900, Ext. 7462

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE FIRST QUARTER OF 2025

Melville, New York, April 30, 2025 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC, the “Company” or the “Corporation”), the parent of The First National Bank of Long Island (the “Bank”), reported earnings for the three months ended March 31, 2025.

Analysis of Earnings – First Quarter 2025 Versus Linked Quarter

Net income for the first quarter of 2025 increased $512,000 compared to the fourth quarter of 2024. The increase in net income was primarily due to a $795,000 increase in net interest income largely due to an eight basis point improvement in the net interest margin, and a decrease in noninterest expense of $1.5 million primarily due to branch consolidation expenses of $1.4 million and vesting of equity awards during the fourth quarter of 2024 offset by pending merger related system conversion expenses of $468,000 and debit card chargeoffs of $243,000 during the first quarter of 2025.  These were partially offset by a provision for credit losses of $168,000 as compared to a provision reversal for credit losses of $381,000 in the fourth quarter, a decrease in noninterest income of $503,000 primarily due to $233,000 of back-to-back swap fees and $225,000 of bank-owned life insurance ("BOLI") benefit payments earned in the fourth quarter, and an increase in income tax expense of $761,000 substantially due to a decrease in the percentage of pre-tax income derived from the Bank's real estate investment trust, increasing the state and local income tax due.

Analysis of Earnings - First Quarter 2025 Versus First Quarter of 2024

Net income and earnings per share ("EPS") for the quarter ended March 31, 2025 were $3.8 million and $0.17, respectively, as compared to $4.4 million and $0.20, respectively, for the comparable quarter in 2024. The principal drivers of the change in net income were an increase in net interest income of $661,000, or 3.6%, which was more than offset by an increase in the provision for credit losses of $168,000, an increase in noninterest expense of $922,000, and an increase in income tax expense of $193,000. The quarter produced a return on average assets ("ROA") of 0.37%, return on average equity ("ROE") of 3.98%, and a net interest margin of 1.91%.

Net interest income increased when comparing the first quarters of 2025 and 2024 primarily due to a decrease in interest expense of $2.0 million which was partially offset by a $1.4 million decrease in interest income. The decrease in interest expense was a combination of a 16 basis points decrease in the cost of interest-bearing liabilities and a decrease in average interest-bearing liabilities of $92.9 million. The decrease in interest income resulted from interest-earning assets decreasing by $156.6 million offset by the yield on interest-earning assets increasing two basis points.

In the first quarter of 2025, the Bank recorded a provision for credit losses of $168,000. The Bank did not record a provision in the first quarter of 2024. The allowance for credit losses remained relatively flat when compared to year-end 2024 largely due to declines in historical loss rates and loan balances which were offset by an increase due to deterioration in current and forecasted economic conditions, including adjustments for economic uncertainty. The reserve coverage ratio ticked up one basis point to 0.89% of total loans at March 31, 2025 as compared to 0.88% at December 31, 2024. Past due loans and nonaccrual loans were at $7.5 million and $3.5 million, respectively, on March 31, 2025. Overall, the credit quality of the loan and investment portfolios remains strong.

Noninterest income decreased $57,000, or 2.1%, when comparing the first quarters of 2025 and 2024 mainly due to 2024 nonrecurring items of $114,000 in real estate tax refunds, $60,000 in BOLI benefit payments, $50,000 in joint marketing fees and an additional one-time service charge cycle related to the Bank's core system conversion, which were partially offset by increases of $96,000 in merchant card service fees and $72,000 in BOLI accretion.

Noninterest expense increased $922,000, or 5.7%, for the first quarter of 2025, as compared to the first quarter of 2024. The change in noninterest expense is mainly attributable to the current year's expenses related to the pending merger. Noninterest expense increased due to merger expenses of $230,000, merger related system conversion expenses of $468,000, debit card chargeoffs of $243,000 and higher legal fees, partially offset by a 2.6% year-over-year decrease in salaries and employee benefits.  The decrease in salaries and employee benefits was due to a decrease in full time equivalent employees, primarily the result of branch closings in 2024.

Income tax expense increased $193,000 due to an increase in the effective tax rate from 6.2% in the first quarter of 2024 to 11.5% in the current quarter. The increase in the effective tax rate is mainly due to the same reasons discussed above with respect to the linked quarter changes.

Liquidity

Total average deposits declined by $51.9 million when comparing the first quarters of 2025 and 2024. There were no overnight advances on March 31, 2025 or December 31, 2024. On March 31, 2025, other borrowings were down by $75.0 million from year-end 2024. At March 31, 2025, the Bank had $653.3 million in collateralized borrowing lines with the Federal Home Loan Bank of New York and the Federal Reserve Bank, a $20.0 million unsecured line of credit with a correspondent bank and $204.8 million in unencumbered securities. In total, $878.1 million in liquidity was available on March 31, 2025. Uninsured deposits were 49.5% of total deposits at March 31, 2025.

Capital

The Corporation’s capital position remains strong with a leverage ratio of approximately 10.29% on March 31, 2025. Book value per share was $16.91 on March 31, 2025, versus $16.77 on December 31, 2024. The Company declared its quarterly cash dividend of $0.21 per share during the quarter. There were no share repurchases during the quarter.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; changes in domestic or international governmental policies, including the imposition of tariffs; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”). The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2025. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 1, 2025, when it is anticipated to be electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	3/31/2025	12/31/2024
	(dollars in thousands)
Assets:
Cash and cash equivalents	$67,555	$38,330
Investment securities available-for-sale, at fair value	615,350	624,779

Loans:
Commercial and industrial	134,095	136,732
Secured by real estate:
Commercial mortgages	1,929,881	1,963,107
Residential mortgages	1,065,380	1,084,090
Home equity lines	33,452	36,468
Consumer and other	1,126	1,210
	3,163,934	3,221,607
Allowance for credit losses	(28,308)	(28,331)
	3,135,626	3,193,276

Restricted stock, at cost	24,329	27,712
Bank premises and equipment, net	28,411	29,135
Right-of-use asset - operating leases	18,358	18,951
Bank-owned life insurance	117,471	117,075
Pension plan assets, net	11,693	11,806
Deferred income tax benefit	35,022	36,192
Other assets	22,491	22,080
	$4,076,306	$4,119,336
Liabilities:
Deposits:
Checking	$1,072,766	$1,074,671
Savings, NOW and money market	1,587,030	1,574,160
Time	635,789	616,027
	3,295,585	3,264,858

Overnight advances	—	—
Other borrowings	360,000	435,000
Operating lease liability	20,348	21,964
Accrued expenses and other liabilities	17,533	18,648
	3,693,466	3,740,470
Stockholders' Equity:
Common stock, par value $0.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,635,724 and 22,595,349 shares	2,264	2,260
Surplus	79,866	79,731
Retained earnings	353,043	354,051
	435,173	436,042
Accumulated other comprehensive loss, net of tax	(52,333)	(57,176)
	382,840	378,866
	$4,076,306	$4,119,336

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	3/31/2025	3/31/2024
	(dollars in thousands)
Interest and dividend income:
Loans	$33,785	$33,543
Investment securities:
Taxable	5,374	6,993
Nontaxable	956	960
	40,115	41,496
Interest expense:
Savings, NOW and money market deposits	10,318	10,083
Time deposits	6,403	6,977
Overnight advances	71	263
Other borrowings	4,501	6,012
	21,293	23,335
Net interest income	18,822	18,161
Provision for credit losses	168	—
Net interest income after provision for credit losses	18,654	18,161

Noninterest income:
Bank-owned life insurance	912	840
Service charges on deposit accounts	829	880
Net loss on sales of securities	—	—
Other	976	1,054
	2,717	2,774
Noninterest expense:
Salaries and employee benefits	9,711	9,974
Occupancy and equipment	3,233	3,214
Merger expenses	230	—
Other	3,954	3,018
	17,128	16,206
Income before income taxes	4,243	4,729
Income tax expense	487	294
Net income	$3,756	$4,435

Share and Per Share Data:
Weighted Average Common Shares	22,625,117	22,520,568
Dilutive restricted stock units	86,270	73,827
Dilutive weighted average common shares	22,711,387	22,594,395

Basic EPS	$0.17	$0.20
Diluted EPS	0.17	0.20
Cash Dividends Declared per share	0.21	0.21

FINANCIAL RATIOS
(Unaudited)
ROA	0.37%	0.42%
ROE	3.98	4.72
Net Interest Margin	1.91	1.79

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	3/31/2025		12/31/2024
	(dollars in thousands)
Loans including modifications to borrowers experiencing financial difficulty:
Modified and performing according to their modified terms	$419		$421
Past due 30 through 89 days	7,452		270
Past due 90 days or more and still accruing	—		—
Nonaccrual	3,510		3,229
	11,381		3,920
Other real estate owned	—		—
	$11,381		$3,920

Allowance for credit losses	$28,308		$28,331
Allowance for credit losses as a percentage of total loans	0.89%		0.88%
Allowance for credit losses as a multiple of nonaccrual loans	8.1	x	8.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended March 31,
	2025			2024
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$28,537	$313	4.45%	$55,117	$751	5.48%
Investment securities:
Taxable (1)	568,162	5,061	3.56	638,857	6,242	3.91
Nontaxable (1) (2)	151,745	1,210	3.19	153,417	1,215	3.17
Loans (1)	3,185,771	33,785	4.24	3,243,445	33,543	4.14
Total interest-earning assets	3,934,215	40,369	4.10	4,090,836	41,751	4.08
Allowance for credit losses	(28,399)			(28,947)
Net interest-earning assets	3,905,816			4,061,889
Cash and due from banks	28,197			31,703
Premises and equipment, net	28,912			31,257
Other assets	130,528			120,884
	$4,093,453			$4,245,733
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,572,109	10,318	2.66	$1,534,081	10,083	2.64
Time deposits	612,730	6,403	4.24	643,854	6,977	4.36
Total interest-bearing deposits	2,184,839	16,721	3.10	2,177,935	17,060	3.15
Overnight advances	6,322	71	4.55	18,846	263	5.61
Other borrowings	416,944	4,501	4.38	504,258	6,012	4.80
Total interest-bearing liabilities	2,608,105	21,293	3.31	2,701,039	23,335	3.47
Checking deposits	1,067,804			1,126,593
Other liabilities	35,260			40,014
	3,711,169			3,867,646
Stockholders' equity	382,284			378,087
	$4,093,453			$4,245,733

Net interest income (2)		$19,076			$18,416
Net interest spread (2)			0.79%			0.61%
Net interest margin (2)			1.91%			1.79%

(1)	The average balances of loans include nonaccrual loans. The average balances of investment securities exclude unrealized gains and losses on available-for-sale securities.
(2)	Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt investment securities had been made in investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.